Exhibit 99.1

FOR IMMEDIATE RELEASE: Tuesday, July 13, 2010	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON COMPANY NAMES FRANKLIN CARDENAS VICE PRESIDENT, GLOBAL ENGINE AFTERMARKET

MINNEAPOLIS, July 13, 2010-- Donaldson Company, Inc. (NYSE: DCI), announced today that it will be promoting Franklin Cardenas to Vice President, Global Engine Aftermarket.  Most recently, Cardenas was Managing Director, Latin America, with responsibilities for our businesses in Mexico, Central America, and South America.  Cardenas will be replacing Joseph Lehman, who was previously announced as our new Vice President, Global Operations.

Cardenas, 42, started with Donaldson Mexico in 1995 as an Account Manager.  Cardenas also held various Engine Products and Industrial Air Filtration sales management positions covering our Mexican and Central American markets prior to being named Managing Director, Latin America in 2005.  Cardenas earned a B.S. degree in Industrial and Systems Engineering and an MBA from Instituto Tecnologico y de Estudios Superiores de Monterrey.

“Franklin’s experience in managing and growing our businesses in emerging markets makes him the ideal person to lead our Global Engine Aftermarket business,” said Jay Ward, Senior Vice President, Engine Products.  “Our Latin American business has nearly tripled in sales since Franklin took over in 2005 and he led our successful return to Brazil in 2006.  Without his efforts and the tremendous team he put in place, our success in Latin America would not have been possible.  Franklin’s experience at growing our businesses will be instrumental in driving our aftermarket growth around the world.”

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment.  We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence.  Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI.  Additional information is available at www.donaldson.com.

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